Exhibit 2.3
FIRST AMENDMENT TO
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
(RETAIL JOINT VENTURE)
          This FIRST AMENDMENT TO MEMBERSHIP INTERESTS PURCHASE AGREEMENT (RETAIL JOINT VENTURE) (this “Amendment”), is dated as of June 15, 2007, by and between OZRE RETAIL LLC, a Delaware limited liability company (“Buyer”), and COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial REIT”).
          WHEREAS, Buyer and Colonial REIT are parties to that certain Membership Interests Purchase Agreement (Retail Joint Venture) (the “Agreement”), dated as of April 25, 2007, pursuant to which Buyer desires to acquire from Colonial REIT the REIT Transferred Interests (as defined therein); and
          WHEREAS, Buyer and Colonial REIT desire to amend the Agreement in accordance with the provisions set forth in this Amendment;
          NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Colonial REIT hereby agree as follows:
          1. Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.
          2. Amendments to Sections of and Schedules to the Agreement.
          (a) Section 3.3(i) is hereby amended by inserting the word “not” after “(i).”
          (b) Section 5.5 is hereby amended by deleting the phrase “thirty (30) days prior to the Closing.”
          (c) Schedule 3.6 to the Agreement is hereby deleted in its entirety and a new Schedule 3.6, attached hereto as Exhibit A, is inserted in lieu thereof.
          3. Expense Reimbursement. On the Closing Date, Colonial REIT shall pay to Buyer, as a reimbursement of Buyer’s expenses in connection with the transactions contemplated under the Agreement, the sum of Two Million Dollars ($2,000,000) by wire transfer of immediately available funds or, at the election of Buyer, by set off of the Purchase Price to be paid by Buyer to Colonial REIT under the terms of the Agreement. Such payment shall be treated as a refund of purchase price; provided that notwithstanding the foregoing, the provisions of this paragraph 3 shall not constitute an amendment to the Per Unit Purchase Price under the Agreement or the formula set forth in Section 2.1 of the Agreement.
          4. Refund of Portion of Purchase Price. On the Closing Date, Colonial REIT shall refund to Buyer purchase price in the sum of Three Million Six Hundred Thousand Dollars ($3,600,000) by wire transfer of immediately available funds or, at the election of Buyer, by set off of the Purchase Price to be paid by Buyer to Colonial REIT under the terms of the Agreement; provided that notwithstanding the foregoing, the provisions of this paragraph 4 shall not constitute an amendment to the Per Unit Purchase Price under the Agreement or the formula set forth in Section 2.1 of the Agreement.
          5. Purchase of Premises by Chick-fil-A. In the event that Chick-fil-A, Inc., or its successors and/or assigns (“Chick-fil-A”), as tenant under that certain Ground and Building Lease dated as of May 22, 1992 by and between Chick-fil-A and Colonial Realty Limited Partnership (“Colonial OP”), as successor-in- interest to Beechwood Associates, L.P. (the “Chick-fil-A Lease”), shall purchase the premises subject to the Chick-

fil-A Lease (the “Premises”) in accordance with the option to purchase premises under the terms and conditions of the Chick-fil-A Lease, then Colonial REIT shall pay to Buyer fifty percent (50%) of an amount equal to: (a) $1,096,103 minus the actual purchase price paid by Chick-fil-A in connection with the closing of such purchase of the Premises, plus (b) any and all prepayment penalties or costs incurred by the Company or its affiliates under the Mortgage Loan as a result of such purchase.
          6. Old Navy CAM Charges. In the event Old Navy (East) L.P., or its successors and/or assigns (collectively, “Old Navy”), (i) shall fail to pay common area maintenance charges (“CAM”) to the Company or its affiliates in accordance with the terms and conditions of that certain Shopping Center Lease dated as of May 23, 2000 (the “Old Navy Lease”) by and between Colonial OP, as successor-in-interest to Portofino II, Ltd., and/or (ii) makes a claim for reimbursement of CAM previously paid under the Old Navy Lease, Colonial REIT shall pay to the Company any such CAM charges that Old Navy has failed to pay and any such CAM charges that are reimbursed to Old Navy, or that are required to be reimbursed to Old Navy under the Old Navy Lease; provided that Colonial REIT shall have the right seek reimbursement of such amounts from Old Navy on behalf of the Company or its affiliates relating thereto; and provided further that Colonial REIT will not be entitled to terminate or seek the termination of the Old Navy Lease, nor will Colonial REIT have the right actually or constructively to evict or prevent the use of the premises by Old Navy in connection with such right to seek reimbursement. In the event Colonial REIT makes any payments under this paragraph 6 and such previously unpaid CAM payment amounts are later paid by Old Navy, the Company shall refund such payments to Colonial REIT. Notwithstanding the foregoing, Colonial REIT shall have no obligation under this Section 6 from and after November 30, 2010.
          7. ACDC. On the Closing Date, Colonial REIT shall execute and deliver a Guaranty pursuant to which Colonial REIT will guarantee a certain Guaranteed Payment Stream (as defined in the Guaranty) in connection with certain premises located at Colonial Promenade Hunter’s Creek, Orlando, Florida, which premises are currently leased by Ian Stewart and Ken Gillich. The Guaranty shall be in the form attached hereto as Exhibit B.
          8. Waiver of Conditions to Closing. Each of Buyer and Colonial REIT hereby waives all conditions to the Closing of the transactions under the Agreement and authorizes the funding of the Mortgage Loan.
          9. Colonial Norge Inc. Pursuant to Section 14.18 of the Agreement, Buyer and Colonial REIT agree that Colonial REIT has approved Colonial Norge Inc. as an investor with Buyer.
          10. Property Management Agreement. Colonial REIT and Buyer hereby confirm that the form of Property Management Agreement has been completed in accordance with the terms of Section 9.2.2 of the Agreement, and such form is attached hereto as Exhibit C attached hereto.
          11. Limited Partner Purchase Agreement. Colonial REIT and Buyer hereby confirm that the form of Limited Partner Purchase Agreement has been completed in accordance with the terms of Section 8.3.3 of the Agreement, and such form is attached hereto as Exhibit D attached hereto.
          12. Miscellaneous.
          (a) This Amendment (and the legal relations between the parties hereto) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. The parties hereby consent and agree to the non-exclusive jurisdiction of any state of federal court located in the State of Delaware as a forum for any action brought by either party in connection with this Agreement.
          (b) Any provision or part of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
          (c) This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
          (d) Except as amended above and as necessary to give effect to the terms and conditions of this Amendment, the terms and conditions of the Agreement will remain in full force and effect without any change or modification. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, this Amendment shall govern and control.
          13. Closing. Notwithstanding anything contained in the Agreement to the contrary, Buyer and Colonial REIT agree that the Closing shall occur on June 22, 2007, provided Buyer may accelerate the Closing to an earlier date upon not less than one (1) Business Days’ notice to Colonial REIT, provided in no event shall the Closing occur earlier than June 19, 2007. At Closing, in addition to the deliveries required by Section 9.2 and 9.3 of the Agreement, Buyer and Colonial REIT shall cause the execution and delivery of a Contribution and Indemnity Agreement in the form attached hereto as Exhibit E.
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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

BUYER:

OZRE RETAIL LLC,
a Delaware limited liability company

By:  OZRE Retail Holdings LLC, its manager

By:  OZRE Retail Holdings I LLC, its manager

By:  Och-Ziff Real Estate Capital L.P., its manager

By:  Och-Ziff Real Estate Management, L.L.C., its
general partner

By:  Och-Ziff Real Estate Advisors, L.L.C., its manager

By:	/s/ Steven Orbuch
Name:	Steven Orbuch
Title:	Managing Member

COLONIAL REIT: COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust
By:	/s/ Jerry A. Brewer
Name:	Jerry A. Brewer
Title:	Senior Vice President

     The following is a list of Exhibits to the First Amendment to Membership Interests Purchase Agreement (Retail Joint Venture) that have been intentionally omitted. The Company agrees to furnish supplementally a copy of any omitted Exhibit upon request of the Securities and Exchange Commission.
LIST OF EXHIBITS

EXHIBIT A	LIST OF LEASES; DEFAULT NOTICES

EXHIBIT B	GUARANTY

EXHIBIT C	PROPERTY MANAGEMENT AGREEMENT

EXHIBIT D	LIMITED PARTNER PURCHASE AGREEMENT

EXHIBIT E	CONTRIBUTION AND INDEMNITY AGREEMENT